Exhibit 99.6

March 23, 2020

Lion Group Holding Ltd.
Unit A-C, 33/F
Tower A, Billion Center
1 Wang Kwong Road
Kowloon Bay, Hong Kong

Ladies and Gentlemen,

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to the references of my name in the Registration Statement on Form F-4 (the “Registration Statement”) of Lion Group Holding Ltd. (the “Company”), and any amendments thereto, which indicate that I have accepted my appointment as a director of the Company. I further agree that my appointment will become effective upon the declaration of effectiveness of the Registration Statement by the United States Securities and Exchange Commission.

Yours faithfully,

/s/ Chi Fai Choi
Name: Chi Fai Choi